Company Press Release

MEGA MICRO TECHNOLOGIES GROUP ANNOUNCES CONVERSION OF NOTE.

LAS VEGAS, NV-(BUSINESS WIRE)-February 22, 2001-Mega Micro Technologies Group (OTC:BB "MGGA") announced today that a major creditor has agreed to convert its $200,000 note, plus $23,222.48 in interest into MGGA common stock at a per share price of $0.50.

Thomas Embrogno, President and COO of MGGA, stated, "this conversion could not come at a better time. We are extremely thankful for the support and confidence we have received from our creditors and stockholders. The particular creditor is a very sophisticated private investor and this show of confidence in our plan of business and management team is extremely positive for the company."

In addition, MGGA has withdrawn a previous S-8 filing, whereby shares of common stock issued to a consultant and several officers were registered for resale. "In light of our inability to rely on our previous auditor's report, we were compelled to withdraw the registration to prevent any possible trading or investment decisions based on our prior audits," stated Mr. Embrogno.

Mr.  Embrogno further stated, "We have been consulting with the  SEC and NASD to bring resolution to this situation and to protect our current and future stockholders." In an effort to rectify the situation, Weaver & Martin, MGGA's current auditor, has issued an engagement letter to re-audit MGGA's fiscal 1999 financial statements.

About Mega Micro

Since  1991,  MGGA has provided computer components,  software,  and custom-built systems to corporate customers and to businesses serving business. Moreover, MGGA designs, installs, and services Local Area Networks (LAN), Wide Area Networks (WAN), storage solutions, and web services. By leveraging the experience in hardware integration and networking services along with resources provided to us via our relationship with companies such as EDS, Datamax, OTG, and Plasmon, MGGA provides an advanced and tightly integrated business process automation solution. MGGA's strategy will be to continue to provide a complete business process framework for all of its present and future clients as well as providing remote support services for each of its offerings.

Safe Harbor Statement: The statements in this press release regarding the conversion of the note, support and confidence from the Company's creditors and stockholders, any impact of the withdraw of the registration statement, the ability to rely on the Company's previous audit or auditor's report, the Company's financial position, future opportunities and any other effect, and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact:

Thomas Embrogno
702.260.0900
tembrogno@megamicro.com